Exhibit 99.3
NEWS
RELEASE___________________________________________________
FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
                       (512) 433-5210
FORESTAR ANNOUNCES ADDITIONAL DISCLOSURES
RELATED TO OIL AND GAS MINERAL INTERESTS
     AUSTIN, TEXAS, August 5, 2009—Pursuant to previously announced strategic initiatives, Forestar Group Inc. (NYSE: FOR) today announced additional transparency and disclosures related to its oil and gas mineral interests.
Overview
     Forestar’s mineral resources strategy is to realize the value of its mineral assets principally by maximizing lease revenues and royalty interests.
     Forestar owns approximately 622,000 net mineral acres, about 365,000 net mineral acres of which are located in the East Texas, Brazos and Gulf Coast basins in Texas and Louisiana, some of the most productive natural gas basins in the continental United States. We typically lease our mineral interests to third parties for exploration and production of oil and gas, principally in Texas and Louisiana, generating lease bonus payments, delay rentals and royalty interests.
Strategic Initiatives
     “In connection with our strategic initiatives, we are focused on improving the effectiveness of our disclosures related to our mineral assets,” said Jim DeCosmo, president and chief executive officer of Forestar Group. “To facilitate these initiatives, we have assembled an experienced minerals organization, improved our information systems and reporting capabilities, and retained a third-party petroleum engineering firm to independently prepare oil and gas reserve information. As a result, we are able to provide additional information (unaudited) as of year-end 2008 regarding our mineral interests including estimates of proved developed producing (PDP) reserves and future net cash flows.
     “The estimates of PDP reserves are derived from Forestar’s net royalty interest in 439 producing wells, which represents only one component of value associated with leasing 25,000 net mineral acres. These 25,000 net mineral acres, which are held by production from producing wells, represent less than 5% of our total mineral ownership. In addition, this PDP reserve information does not include estimates of reserves and value associated with proved developed non-producing (PDNP) reserves or proved undeveloped (PUD) reserves, or any potential value related to our 597,000 undeveloped mineral acres.”

Estimate of Year End 2008 PDP Reserves & Value (Unaudited)
     We initiated an internal reserve analysis of producing wells where Forestar has a royalty interest and engaged a third-party petroleum engineering firm, Netherland, Sewell & Associates, Inc. (one of the world’s largest independent providers of oil and gas reserve information for SEC reporting), to independently prepare estimates of PDP oil and gas reserves and future net cash flows as of year-end 2008. PDP reserves are those expected to be recovered through existing wells, with existing equipment and operating methods. These estimates were prepared in accordance with the definitions and guidelines of the U.S. Securities and Exchange Commission and, with the exception of exclusion of future income taxes, conform to the Statement of Financial Accounting Standard No. 69. A summary of these estimates follows:
PDP Reserves*

Future Net Cash Flows
	Net PDP Reserves		Before Income Taxes ($)
	Oil	Gas
	(Barrels)	(MCF)	Undiscounted	PV-10
PDP Reserves	457,085	7,537,844	$52,454,500	$31,989,100

*	Reserve information was prepared using constant oil and gas prices and costs throughout the lives of the properties. Oil prices are based on year-end 2008 West Texas Intermediate posted price of $41.00 per barrel and natural gas prices are based on year-end 2008 Henry Hub spot market price of $5.71 per MMBTU. All prices were adjusted for quality, transportation fees and regional price differentials. PV-10 represents the present value of future net cash flows (excluding income taxes) discounted at an annual rate of 10% and indicates the effect of time on the value of money and should not be construed as being the fair value of the properties. A reconciliation of future net cash flows before income taxes to the standardized measure of discounted future net cash flows as computed under GAAP can be found below.
     The estimates of PDP reserves and value are derived from Forestar’s net royalty interest in 439 producing wells, resulting from leasing 25,000 net mineral acres, less than 5% of our mineral ownership. This information does not include estimates of reserves and value associated with proved developed non-producing (PDNP) reserves or proved undeveloped (PUD) reserves, or any potential value related to our 597,000 undeveloped mineral acres.
     “In addition to the PDP reserve information in this release, we will provide additional transparency regarding our mineral assets on our second quarter 2009 earnings conference call and web cast. Today we also launched a new mineral resources web site, which is located at www.forestarminerals.com. We are committed to continuously improving the effectiveness of disclosures related to our mineral assets,” concluded Mr. DeCosmo.
     The Company will host a conference call on August 5, 2009 at 10:00 am EDT to discuss results of second quarter 2009. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com. To access the conference call, listeners calling from North America should dial 1-866-383-7989 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside North America should dial 1-617-597-5328. The password is Forestar.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
     The following table shows a reconciliation of PV-10 (discounted future net cash flows before income taxes) to the standardized measure of discounted future net cash flows (the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP). PV-10 is an estimate of the present value of future net cash flows from PDP reserves after deducting estimated severance and ad valorem taxes, but before deducting any estimates of future income taxes. The estimated future net cash flows are discounted at an annual rate of 10%. A reconciliation of PV-10 to the standardized measure of discounted future net cash flows as computed under GAAP is illustrated below:

Year-End 2008
PV – 10 (discounted future net cash flows before income taxes)	$31,989,100
Less: discounted future income taxes (effective tax rate of 38%)	(10,104,000)

Standardized measure of discounted future net cash flows	$21,885,100

     The undiscounted value represents an estimate of future net cash flows from PDP reserves after deducting estimated severance and ad valorem taxes, but before deducting estimates of future income taxes. A reconciliation of undiscounted future net cash flows before income taxes to the undiscounted future net cash flows after income taxes is illustrated below:

Year-End 2008
Undiscounted future net cash flows before income taxes	$52,454,500
Less: undiscounted future income taxes (effective tax rate of 38%)	(16,575,000)

Undiscounted future net cash flows after income taxes	$35,879,500

     We believe both PV-10 and undiscounted values are important for evaluating the relative significance of our oil and gas interests and that the presentation of the non-GAAP financial measures provides useful information to investors because they are widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our mineral assets.
Important Information About Reserve Estimates
     The process of estimating oil and gas reserves is complex involving decisions and assumptions in evaluating the available geological, geophysical, engineering and economic data. Accordingly, these estimates are imprecise. Actual future production, oil and gas prices, revenues, taxes, and quantities of recoverable oil and gas reserves will vary from those estimated. Any variance could materially affect the estimated quantities and present value of PDP reserves set forth in this release. In addition, we may adjust estimates of PDP reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.
     As required by SEC regulations, we based the estimated discounted future net cash flows from our PDP reserves on prices and costs in effect at year-end 2008. However, actual future net cash flows from our properties will be affected by factors such as:
•	supply of and demand for oil and gas;

•	actual prices we receive for oil and gas;

•	actual operating costs;

•	the amount and timing of actual production; and

•	changes in governmental regulations or taxation.
     The timing of both the production and the incurrence of expenses in connection with the development and production of our properties will affect the timing of actual future net cash flows from PDP reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net cash flows, which is required by the SEC, may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our PDP reserves, which could adversely affect our business, results of operations and financial condition.
About Forestar Group
     Forestar Group Inc. operates in three business segments: real estate, mineral resources and fiber resources. The real estate segment owns directly or through ventures over 260,000 acres of real estate located in nine states and twelve markets in the U.S. The real estate segment has 24 real estate projects representing 33,600 acres currently in the entitlement process, and 75 entitled, developed and under development projects in seven states and eleven markets encompassing over 16,000 acres, comprised of over 29,700 residential lots and over 2,300 commercial acres. The mineral resources segment manages about 622,000 net acres of oil and gas mineral interests. The fiber resources segment include the sale of wood fiber and management of our recreational leases. The company also has a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.38 million acres in Texas, Louisiana, Georgia and Alabama. Forestar’s address on the World Wide Web is www.forestargroup.com.
Forward-looking Statements
This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the availability of loans and fluctuations in the credit markets; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; changes in federal energy policies; demand for oil and gas; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this release.